[FORM OF SERIES A NOTE]

THIS SERIES A NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE OR FOREIGN JURISDICTION AND MAY NOT BE TRANSFERRED OR RESOLD UNLESS REGISTERED UNDER THE SECURITIES ACT AND ALL APPLICABLE STATE OR FOREIGN SECURITIES LAWS OR UNLESS AN EXEMPTION FROM THE REQUIREMENT FOR SUCH REGISTRATION IS AVAILABLE.

DNP SELECT INCOME FUND INC.

2.76% SERIES A SENIOR SECURED NOTES DUE JULY 22, 2023

No. RA-[ ]	[Date]
$[ ]	PPN 23325P A*5

FOR VALUE RECEIVED, the undersigned, DNP Select Income Fund Inc. (herein called the “Company”), a registered closed-end management investment company organized and existing under the laws of the State of Maryland, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on July 22, 2023 (the “Maturity Date”) with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 2.76% per annum from the date hereof, payable semiannually, on the 22nd day of January and July in each year, commencing with the January or July next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate equal to the Default Rate.

In addition to any other amounts of interest payable hereunder, the interest rate applicable to this Series A Note is subject to increase pursuant to and in accordance with the requirements of Section 1(b) of the Note Purchase Agreement (referred to below).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Series A Note are to be made in lawful money of the United States of America at The Bank of New York Mellon Trust Company, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Series A Note as provided in the Note Purchase Agreement referred to below.

This Series A Note is one of the Series A Senior Secured Notes (herein called the “Series A Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 22, 2016 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits and subject to the terms thereof. Each holder of this Series A Note will be deemed, by its acceptance hereof, (i) to have made the representation set forth in Section 6 of the Note Purchase Agreement and (ii) to

have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Series A Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Series A Note is a registered Series A Note and, as provided in the Note Purchase Agreement, upon surrender of this Series A Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Series A Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Series A Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Series A Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise. This Series A Note is secured by the Security Agreements referred to in the Note Purchase Agreement.

If an Event of Default occurs and is continuing, the principal of this Series A Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Series A Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Series A Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

DNP SELECT INCOME FUND INC.

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